EXHIBIT 10

SETTLEMENT AGREEMENT AND MUTUAL RELEASES

THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASES (this “Settlement Agreement”) is made effective as of December 31, 2003, by and among FONIX CORPORATION, a Delaware corporation (“Fonix”), and AUDIUM CORPORATION, a Delaware corporation (“Audium”).  Fonix and Audium are collectively referred to herein as the “Parties.”

RECITALS

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HOULIB1/119897.9

A.

In February and May 2001, Fonix advanced an aggregate of $400,000 to Audium as a bridge loan under the terms of a promissory note (the “Audium Note”) entered into in conjunction with the Purchase Agreement (defined below).  The Audium Note is convertible into shares of Audium Series A Convertible Preferred Stock (“Audium Preferred Stock”).  Fonix has not converted any amount of the Audium Note into shares of Audium Preferred Stock.  Payment of the Audium Note is secured by certain of Audium’s intellectual property (the “Audium IP”) pursuant to a Security Agreement entered into in conjunction with the Audium Note (the "Audium Security Agreement").  Further, Audium granted to Fonix a fully paid, worldwide, non-exclusive license to Audium’s software to make, manufacture, and use the software and any derivative works if Audium declares bankruptcy or ceases to do business (the  “Audium License”).

B.

In April 2001, Fonix and Audium entered into a Stock Purchase Agreement (as amended or modified (including waivers) through the date of the execution of this Settlement Agreement, the “Purchase Agreement”), wherein Fonix agreed to purchase up to $2,800,000 of Audium Preferred Stock at a price of $1.46 per share.  At closing, Fonix paid $200,000 in cash and gave Audium a non-interest bearing promissory note (the “Fonix Note”) for the remaining $2,600,000 and executed a Security Agreement in favor of Audium secured by the Audium Preferred Stock (the "Fonix Security Agreement").  Each share of Audium Preferred Stock is convertible into one share of Audium’s common stock.  Fonix has not converted any Audium Preferred Stock into common stock.  The Purchase Agreement also entitles Fonix to elect one member of Audium’s board of directors pursuant to a Voting Agreement (the "Voting Agreement") entered into in conjunction with the Purchase Agreement.

C.

At closing of the Purchase Agreement, Audium issued 14 Audium Preferred Stock certificates to Fonix, each certificate for 136,986 shares, and delivered one certificate in exchange for the initial payment of $200,000.  The remaining certificates were held by Audium as collateral for the Fonix Note under the terms of the Fonix Security Agreement.  For each payment of $200,000 or multiple payments that aggregate $200,000, Audium agreed to release to Fonix one certificate for 136,986 shares of Audium Preferred Stock.

D.

Through December 31, 2003, payments amounting to $1,800,000 had been made under the Purchase Agreement and Audium had delivered nine certificates to Fonix.  At December 31, 2003, the outstanding balance due under the Fonix Note was $1,000,000 and Audium continues to hold five certificates.

E.

Audium and Fonix also have certain rights and obligations pursuant to an Amended and Restated First Refusal and Co-Sale Agreement (the "First Refusal Agreement") and a Registration Rights Agreement (herein so called) entered into at the time of the Purchase Agreement, and Fonix holds certain rights, solely as a holder of Audium Preferred Stock, pursuant to the Certificate of Designation (the "Certificate") relating to the Audium Preferred Stock.

F.

The Parties desire to settle and compromise their respective rights and interests under and in connection with the Purchase Agreement, the Audium Note, the Fonix Note, the Certificate, the Audium Security Agreement, the Fonix Security Agreement, the Voting Agreement, the First Refusal Agreement and the Registration Rights Agreement (collectively, the "Transaction Documents"), and the Preferred Stock, all as more fully set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

1.

Recitals.  The Recitals are hereby incorporated into and made a part of this Settlement Agreement.

2.

Audium Note Offset.  Fonix and Audium agree that the balance of $451,726 under the Audium Note is hereby offset against the balance of $1,022,437 under the Purchase Agreement and Fonix Note.  As a consequence of such offset (i) the Audium Note is paid in full and is hereby being provided to Audium marked "paid-in-full", (ii) the balance due under the Fonix Note is $635,302, (iii) Fonix’s interest in the Audium IP and the Audium License is released and terminated (including the Audium Security Agreement), and (iv) Fonix is receiving two (2) additional certificates for a total of 273,972 shares of Audium Preferred Stock.

3.

Audium Redemption of Audium Preferred Stock.  Fonix hereby transfers and conveys all rights, title and interest in 1,917,804 shares of Audium Preferred Stock to Audium, receipt of which is hereby acknowledged by Audium, which constitutes all of Fonix's right, title and interest in and to Audium, in consideration of (i) the return to Fonix of the Fonix Note, which is hereby cancelled and marked “paid in full,” and (ii) the right for Fonix and its affiliates to receive up to $1,800,000 in credit to be applied, during a four year period, at the sole discretion of Fonix as to the timing and order of application, against license, maintenance and support fees, charges for professional services and other amounts due Audium in connection with any existing or future developers, run-time or other licenses, and/professional services agreements arising in connection therewith, granted by Audium to Fonix.  Fonix acknowledges that such transfer of shares is irrevocable. In the event of a conflict between this Agreement and the agreement entered into under Section 3(ii), such agreement shall control.

4.

Fonix Representations and Warranties.  Fonix represents and warrants to Audium as follows:

(a)

Fonix is the holder and sole owner of the Audium Note, together with all rights thereunder or which arise in connection with any breach of the Audium Note (including under the Audium Security Agreement), free and clear of all restrictions on transfer, liens, claims and encumbrances, or other security interests.

(b)

Fonix is the legal and beneficial owner of 1,917,804 shares of Audium Preferred Stock, free and clear of all restrictions on transfer, liens, claims and encumbrances or other security interests, except those arising under or in connection with the Purchase Agreement and Fonix Note.

5.

Audium Representations and Warranties.  Audium represents and warrants to Fonix that it is the holder and sole owner of the Fonix Note, together with all rights thereunder or which arise in connection with any breach of the Fonix Note, free and clear of all restrictions on transfer, liens, claims and encumbrances or other security interests.

6.

Mutual Releases.

(a)

Except for (1) the new obligations created pursuant to Section 3(ii), (2) the current license agreements described in Exhibit A hereto, and (3) Claims (defined below) arising after the execution of this Settlement Agreement with respect to any material breach of this Agreement by one Party that is not cured by the other Party within 30 days following receipt of a written notice of breach by the non-breaching Party, the Parties, on behalf of themselves and their Affiliates (defined below), completely, unconditionally, finally and forever release and discharge, and covenant not to sue, each other Party, including its agents, predecessors, successors, assigns, employees, attorneys, agents, trustees, stockholders, officers and directors ("Affiliates"), from any and all sums of money, accounts, judgments, actions, liabilities, suits, proceedings, claims, obligations, causes of action, damages, demands, attorney's fees and costs of every kind and character, whether based in tort, contract or other theory of recovery ("Claims") arising out of facts or circumstances existing prior to or as of and including the date of execution of this Settlement Agreement, which any of them at any time had or has up to and including the date of execution of this Settlement Agreement against the other, whether known, unknown, asserted or unasserted, or suspected, including without limitation any such items arising under or relating to the Transaction Documents or the relationship of the Parties through the date of execution of this Settlement Agreement (including all related Claims, collectively, the “Released Matters”).

(b)

The Parties each respectively acknowledge that it understands that the releases contained in this Settlement Agreement are an essential and material requirement of this Settlement Agreement and the Parties would not have entered into the Settlement Agreement absent the releases contained in this Settlement Agreement.  The Parties each respectively represent and warrant that (i) it has the requisite authority to release and forever discharge the Released Matters, (ii) it has not nor purported to convey, transfer or assign any right, title or interest in any Released Matters (or any portion thereof) to any other person or entity and it is the sole owner of the Released Matters, (iii) the foregoing releases constitute a full, complete and final release of the Released Matters, and (iv) no other person claims or has any right, title or interest in any of the Released Matters.  The Parties each respectively acknowledge that it may hereafter discover facts different from or in addition to those which it now knows or believes to be true with respect to the Released Matters, and the Parties each respectively assume the risk of such later discovered facts, even if they would have altered a Party's desire to enter into this Agreement.  The Parties each respectively agree that this Settlement Agreement will constitute a complete waiver of Claims regarding the Released Matters, regardless of their nature or value, including as it relates to facts that subsequently may become known to that Party.  The Parties each respectively agree that the releases provided for herein shall remain in effect in all respects and shall not be subject to termination or rescission, notwithstanding the existence or discovery of such different or additional facts.  The Parties each respectively acknowledge that in entering into the releases set forth herein, it has not relied on any statements, representations, warranties or predictions of any person whatsoever except as specifically set forth in this Settlement Agreement, and each Party is relying solely on its own evaluation and analysis of the benefits and consequences of entering into this Agreement.

(c)

By way of clarification, and not by way limitation of the mutual releases or the scope of the Released Matters, the result of this Agreement includes that (i) all of Fonix's and Audium's rights and obligations under the following agreements are terminated in their entirety and have no further force and effect: the Purchase Agreement, the Fonix Note, the Fonix Security Agreement, the Audium Note, the Audium Security Agreement and the Audium License Agreement.  In addition, all of Fonix's rights and obligations under the following agreements are terminated in their entirety and have no further force and effect, and all of Audium's rights and obligations to Fonix under such agreements are terminated in their entirety and have no further force and effect, but the agreements shall otherwise remain in place as it relates to Audium and the other parties thereto: the First Refusal Agreement, the Registration Rights Agreement, the Voting Agreement and the Certificate.  For the avoidance of doubt, Fonix has no further right to elect a member to the Board of Directors of Audium (or its Committees) and Roger Dudley is hereby resigning from the Board of Directors of Audium.

7.

Due Execution.  The Parties each respectively and expressly represent that it has read this Settlement Agreement and understands the terms used herein and the consequences thereof.  Each of the Parties respectively acknowledges that it has knowingly, freely and voluntarily entered into this Settlement Agreement for the mutual benefits provided for herein and not pursuant to any form of duress, and each acknowledges that the provisions hereof are a necessary and reasonable method to provide for the resolution of the Related Matters covered hereby.  The Parties each respectively execute the releases contained herein voluntarily, with the intention of fully and finally extinguishing all Released Matters.  Each of the Parties respectively acknowledges that it has been represented by legal counsel with respect to the negotiation and preparation of this Settlement Agreement.

8.

Successors and Assigns.  This Settlement Agreement shall inure to the benefit of and be binding upon the successors, administrators, executors and assigns of the Parties hereto.

9.

Governing Law.  This Settlement Agreement shall be construed under and shall be deemed governed by the laws of the State of Delaware, without regard to the principles known as conflicts of law.

10.

No Admission.  Execution of this Settlement Agreement shall not be construed to be an admission of liability and/or wrongdoing by any of the Parties.

11.

Entire Agreement.  This Settlement Agreement constitutes the entire agreement between the Parties and supersedes all oral or written agreements made and entered into by and among the Parties prior to the date of execution of this Settlement Agreement with respect to its subject matter.

12.

No Presumption Against Drafting Party.  This Settlement Agreement has been drafted by both Parties and is not to be construed in favor of or against any Party, regardless of which Party drafted or participated in the drafting of its terms.

13.

Confidentiality.  Except as otherwise provided by law, the terms and conditions of this Settlement Agreement, including all of the provisions hereof, are, shall be and shall remain strictly confidential, and are not to be disclosed to anyone (other than the attorneys, auditors and accountants for the Parties or potential investors in Audium), and the Parties hereto, including their attorneys, representatives and agents, shall not make any statement or representation whatsoever relating to disclosing the terms and conditions of this Settlement Agreement to any other person or entity except as required by law or pursuant to an order of a court of competent jurisdiction or to comply with stock exchange or SEC disclosure requirements.  The Parties hereto specifically have relied upon this covenant of confidentiality as a material condition in executing this Settlement Agreement.

14.

Due Authorization.  The Parties hereto hereby represent and warrant that they have been duly authorized and empowered to execute and deliver this Settlement Agreement and all other documents and instruments executed and delivered herewith, and to perform all their duties and obligations hereunder and thereunder, that no notice, consent or other authorization or action on the part of any other party (whether a third party or governmental authority) is required in connection therewith or in order to consummate the transactions contemplated hereby and thereby, and that such execution will be binding upon the entity on whose behalf they are signing.  This Agreement constitutes the valid and legally binding obligation of each Party, enforceable in accordance with its terms and conditions.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any law, regulation, rule, judgment, order or other restriction of any governmental agency or court or conflict with, result in a breach of, constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify, or cancel any agreement or other arrangement to which either Party is a party.

15.

Counterparts.  This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

16.

Severability.  Any term or provision of this Settlement Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

17.

Attorneys’ Fees.  In the event any action or proceeding is brought to enforce any of the terms and conditions of this Settlement Agreement, the Party in whose favor judgment is entered shall be entitled to have and recover from the other Party reasonable costs and attorneys’ fees incurred in connection with the enforcement action.

18.

Venue.  Any action to enforce or arising out of this Settlement Agreement shall be commenced and prosecuted solely in the federal courts located in either Salt Lake County, State of Utah or New York, New York.  The Parties hereby consent to jurisdiction of such courts in connection with the commencement or prosecution of any such action.

19.

Tax.  The Parties will report, as may be required by law for state or federal income or franchise tax or other disclosure purposes, this Settlement Agreement and the transactions contemplated hereby.  Each Party shall bear its respective tax liabilities, if any, arising from this Settlement Agreement and the transactions contemplated hereby.

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IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement effective as of the date and year first above written.

FONIX CORPORATION

a Delaware corporation

By:  /s/ Roger D. Dudley

Its:  Executive VP and CFO

Date: March 30, 2004

AUDIUM CORPORATION

a Delaware corporation

By:  /s/  Michael L. Bergelson

Its:  _President and CEO

Date: March 30, 2004

Exhibit A

Description of Existing and Enforceable License Agreements